EXHIBIT 3.01


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                            HSS OPERATING CORPORATION

                      (Before Receipt of Payment for Stock)

                             -----------------------

            HSS Holding Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), DOES HEREBY CERTIFY:

            FIRST: That by written consent of a majority of the directors, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Company. The resolution setting forth the amendment is as follows:

                  RESOLVED, that Article 1 of the Certificate of Incorporation of the Company be amended so that the same as amended would read as follows:

                  1. Name. The name of the Corporation is Intersil Corporation.

            SECOND: That the Company has not received any payment for any of its stock.

            THIRD: That said amendment was duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

            IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by James A. Urry, its Vice President, this 15th day of July, 1999.

                                    HSS OPERATING CORPORATION


                                    By: James A. Urry
                                        -------------
                                        James A. Urry
                                        Vice President

                          CERTIFICATE OF INCORPORATION

                                       OF

                            HSS OPERATING CORPORATION

            1. Name. The name of the Corporation is HSS Operating Corporation.

            2. Registered Office and Agent. The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

            3. Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity, including, without limitation, forming and/or acquiring foreign subsidiaries, for which corporations may be organized under the General Corporation Law of the State of Delaware ("DGCL") and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

            4. Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares, all of which are of one class and are designated as Common Stock, par value $.01 per share.

            5. Incorporator. The name and mailing address of the incorporator are Marian T. Ryan, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103-2793.

            6. Bylaws. In furtherance and not in limitation of the powers conferred by law, the board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein, subject to the powers of the stockholders of the Corporation to amend or repeal any bylaws adopted by the board of directors.

            7. Elections of Directors. Elections of directors need not be by written ballot unless and except to the extent the bylaws of the Corporation shall so provide.

            8. Right to Amend. The Corporation reserves the right to amend or repeal any provision contained in this Certificate as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights, preferences and privileges conferred on stockholders, directors or others hereunder are subject to such reservation.

            9. Unanimous Written Consent Required. If any action is to be taken by stockholders without a meeting, such action must be authorized by unanimous written consent signed by all of the holders of outstanding voting stock.

            10. Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. Without limiting the generality of the foregoing, to the fullest extent permitted by the DGCL, as it exists on the date hereof or as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 10 or any adoption of any provision of this Certificate of Incorporation inconsistent with this Section 10 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal, modification or adoption.

Dated:  June 2, 1999

                                          /s/ Marian T. Ryan
                                          ----------------------------
                                          Marian T. Ryan, Incorporator


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